This Consulting Agreement ("Agreement") is entered into this ___day of __________, by and between SGI International, a Utah corporation ("SGI") and
_________________  ("Consultant").

1. Performance by Consultant. Consultant agrees to provide consulting services (the "Services") relating to the development of the OCET technology. Such Services will include consultation relative to the performance, data, measurement, analysis, and recommendations as to the development and improvement of the OCET technology. The Services shall also include, but not be limited to, advice, assistance, and information supplied by Consultant, or developed with the use of any of Consultant's information, equipment, personnel, goods or facilities. The specific tasks will be agreed to in writing and attached to this Agreement as a Statement of Work or as a Supplemental Statement of Work by SGI's Technical Director, Dr. Ernest Esztergar and ______________________.

2. Payment for Services.

a. Consulting Fee. SGI agrees to pay Consultant for the Services at the rate of _____________a day for an eight hour day. The compensation shall be prorated for any portion of a day worked by Consultant and shall also be prorated between payment in cash and in stock as described herein. _____________of such _______________rate shall be paid in cash and the remainder shall be paid in stock. The amount of such stock shall be determined by dividing the amount to be paid in stock by the closing bid price of SGII as of the date of the invoice submitted by Consultant.

b. Expenses. Consultant shall be reimbursed for reasonable expenses, including but not limited to travel, long distance telephone charges, and mileage at the rate of $.315 a mile.

c. Invoices. Consultant shall invoice SGI monthly for Services rendered during the preceding month. The invoice will describe the work performed during such period, set out the hours of work by day and by task and reflect the amount and details of any expenses. Consultant agrees that SGI may audit the billing and expense documentation for a period of one year from the date of the invoice submittal. All invoices will be due and payable by SGI within thirty (30) days after receipt. Payments will be made to ________________________., ADDRESS, CITY, STATE ZIP

3. Obligations of Consultant.

a. Key Person. SGI and _________ agree that the Services will be performed personally by ___________________. If the services are not performed by ___________________ then SGI has the right to terminate this Agreement immediately.

b. Consultations, Reports. Consultant agrees to make available _______________ for any meetings requested by SGI. If SGI requests it, Consultant shall also prepare and submit to SGI each month a written report setting forth the status of such work performed by Dolbear in a format to be mutually agreed upon by Consultant and SGI.

c. Regeneration of Lost or Damaged Data. With respect to any data which Consultant has lost or damaged, Consultant shall, at its own expenses, promptly replace or regenerate such data from Consultant's own information, or obtain, at Consultant's own expense, new data by reperforming work or recovering damaged data from Consultant's or SGI's data sources.

4. Obligations of SGI. SGI agrees to make available to Consultant, upon reasonable notice, computer programs, data, and any documentation required by Consultant to complete the Services.

5. Statements of Work.

a. Supplements. When required by SGI, the parties shall in good faith negotiate Supplemental Statements of Work ("Supplements"), each of which upon signing shall be deemed a part of this Agreement. Supplements, which shall be entered into as required by SGI, shall be substantially in the form of Appendix B hereto. Unless otherwise agreed in a Supplement, the following provisions shall govern Supplements generally:

i. Term. In the absence of an express provision for the duration or early termination of a Supplement, such agreements shall be terminable without cause on thirty (30) days written notice by either party to the other.

ii. Payment. Supplements may call for lump sum or periodic payments, or payments against performance milestones, and for compensation based on time and materials or on a fixed price. In the event the payment defined in a Supplement is different than the payment described in the body of the Agreement, the terms of the Supplement shall govern.

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iii. Specifications. Supplements shall include specific descriptions of the tasks and scope of work to be accomplished by Consultant.

b. Costs of Negotiation. Consultant shall not bill SGI for any of its costs in putting together a Supplement and if any Supplement is not finalized then Consultant shall bear its own costs relating to such negotiation. Further, the fact that the parties negotiate a Supplement, but do not finalize it, shall not constitute any obligation on the part of SGI to make any payment to Consultant.

c. Other. Each Supplement may contain such additional terms and conditions as may be mutually agreed to by the parties. In the event of any conflict between the terms of this Agreement and any Supplement, the terms of the Supplement shall govern. In the event, there is no conflict then the Supplement shall be considered an integrated part of this Agreement.

6. Ownership. Consultant agrees that SGI is the owner of all right, title and interest in the technical information and data (the "Technical Information") relating to the drying, cleaning and other processing of coal, bitumen, crude oil, resid and other carbonaceous material and oil materials, as well as any developments or improvements related thereto, as well as any related process control technology, computational techniques or related trade secrets or intellectual property. SGI shall also own all other related material used by, developed for, or paid for, by it in connection with the performance of any Services provided by Consultant before or after the date set forth above.

7. Confidentiality and Disclosure.

a. Disclosure. Consultant desires to have the Technical Information disclosed to him to enable him to render the Services to SGI, including but not limited to the following: evaluation and development of SGI's OCET Technology, which can be used for converting bitumens and heavy oils to clean solid fuels, transportation fuels, light distillates, and other uses. SGI is prepared to make such Technical Information as it deems necessary available to Consultant for the aforesaid purpose on the following understanding:

For the purpose of this Agreement:

The term "Technical Information and Data" shall not include any information which:

(i) is "publically available" information. The phrase "publically available" information shall mean readily accessible to the public in a written publication, and shall not include information which is only available by a substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and sources;

(ii) is known to Consultant from sources other than SGI or its Affiliates prior to the receipt of the same hereunder from SGI or its Affiliates;

(iii) is received by Consultant without restriction on disclosure from a third party who is legally in possession of such information and has a right to reveal the same to Consultant.

(iv) Affiliate(s)" of SGI shall mean any person or entity directly or indirectly controlling, controlled by or under common control with SGI.

(v) "Developments" shall mean and include inventions, discoveries, modifications, and improvements, whether patentable or not, together with the physical embodiment of same whether copyrightable or not, related to SGI's business.

Notwithstanding anything herein to the contrary in this Agreement, Consultant shall have the right to use general skills and capabilities developed as a result of his performance of Services for his own benefit or the benefit of others subject to the obligations of Consultant set forth hereinafter.

b. Confidentiality. Consultant agrees to hold the Technical Information in confidence and not to reproduce or disclose it to others nor to use it, except as herein authorized in writing or as may later be authorized in writing by SGI.

c. Usage. Both parties agree that the Consultant may use such Technical Information in connection with, but only in connection with, the purpose previously stated herein.

8. Development and Assignment.

a. Developments. Consultant recognizes that Developments have occurred and/or are expected and likely to occur in the future as the result of the performance of Consultant's Services, and Consultant covenants and agrees to hold all Developments as a result of the performance of such Services or based on SGI's Technical Information IN TRUST for the use and benefit of SGI, and hereby assigns and agrees to assign all such Developments to SGI.

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b. Consultant Disclosure. Consultant shall promptly disclose in writing to SGI any and all Developments made by Consultant, and or any members of his staff, incident to or as a result of the performance of such Services; and Consultant hereby assigns and agrees to assign all of its right, title and interest, in all such Developments to SGI. All such Developments shall be treated as Technical Information of SGI and the obligations of this Agreement shall apply thereto. Consultant further agrees to and does hereby assign to SGI all right, title and interest in and to the intellectual property, rights, and processes or techniques embodying the Developments, including all rights of copyright or rights to patent or use as a trade secret such Developments, both within the United States and throughout the world. The obligations of Section 7 and 8 are continuing and shall survive the termination of the Agreement.

c. Assignment Consultant shall execute and/or require his agents, servants or employees to execute all applications, assignments, or other instruments of any kind which SGI, at SGI's expense, shall deem proper or necessary to apply for, obtain and enforce letters patent and/or copyright of the United States or any foreign country or otherwise to protect SGI's interest in such Developments.

d. Retention. Unless otherwise authorized in writing by SGI, all documents, drawings and writings provided to Consultant by SGI hereunder or developed by Consultant hereunder, and all copies thereof shall be returned promptly to SGI upon completion or termination of the Services hereunder.

9. Warranties. Consultant hereby warrants that he will carry out his work in accord with generally accepted practices. SGI's sole remedy shall consist of the reperformance of any disputed work. SGI must notify Consultant of any dissatisfaction with the work of Consultant within sixty (60) days after completion of the work in question.

10. Termination. This Agreement shall be effective on the Effective Date and continue in full force and effect until terminated by either party. Either party may terminate this Agreement on thirty (30) days notice to the other party.

11. Status, Liability, Indemnity.

a. Independent Contractor. Consultant is and at all times during the term of this Agreement shall be an independent contractor providing professional consulting services to SGI. Nothing contained in this Agreement shall be construed to create a relationship of principal and agent, employer and employee, servant and master, partnership or joint venture between the parties. Consultant shall have no power to commit or bind SGI in any manner whatsoever.

b. Liability-Indemnity. SGI shall have no liability to Consultant or to others for acts of Consultant. Consultant shall defend, indemnify, and hold harmless SGI from and against any and all claims of whatsoever kind and nature arising out of the negligent acts or omissions of Consultant, Consultant's employees or others acting for or representing Consultant.

12. Limitation of Liability. In no event shall either of the parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits. The provisions of this Section, shall not apply in any way to Consultant's obligations to replace, regenerate or obtain lost or damaged data or to indemnify any indemnified party.

13. Injunctive Relief. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Consultant of this Agreement and that any such breach by Consultant will cause SGI great and irreparable injury and damage. Accordingly, Consultant agrees that SGI shall be entitled, without waiving any additional rights or remedies otherwise available to SGI at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Consultant of this Agreement or any Supplement.

14. Assignment.

a. Consent Required. Consultant shall not assign or subcontract the whole or any part of this Agreement without SGI's written consent, which can be withheld for any reason.

b. Subcontracting. Any subcontract made by Consultant with the consent of SGI, which must be obtained before Consultant enters into any subcontract, shall incorporate by reference all of the terms of this Agreement. Consultant agrees to guarantee the performance of any subcontractor used in the performance of the Services.

15. Conflicting Assignments. During the term of this Agreement, Consultant shall not accept any conflicting assignments, which would put Consultant in a position where he would be rendering advice to a potential competitor of the OCET Technology or providing advice, which might disclose any of the techniques or Technical Information related to the OCET Technology.

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16. Conformity with Laws. Consultant shall be responsible for compliance with all laws or regulations applicable to the Services being provided under this Agreement. Consultant shall directly receive, respond to, defend and be responsible for any citation, assessment, fine or penalty because of its failure to comply with such laws or regulations. Consultant also shall defend, indemnify and hold SGI harmless against any losses, costs, damages, or fines resulting from Consultant's failure to comply with such laws or regulations.

17. Disputes. If any dispute of any kind arises between the parties with respect to the Consultant's performance under this Agreement, then the dispute shall be submitted to arbitration in San Diego, California to the American Arbitration Association ("AAA"). The dispute shall be submitted to an arbitrator selected from a panel of arbitrators submitted to the parties by the AAA. If the parties fail to agree on an arbitrator, the AAA shall appoint an arbitrator and in the absence of such appointment, the parties may request an appointment by request to the San Diego Superior Court. Reasonable discovery shall be allowed in any such arbitration. The decision of the arbitrator shall be binding to the same extent as if the award were made by a court of competent jurisdiction.

18. Insurance Coverage. During the term of this Agreement Consultant shall obtain at its own expense and maintain in full force and effect the following insurance coverage in the amounts specified.

18.1 Employer's Liability Insurance. Consultant shall obtain, if applicable, and maintain Statutory Worker's Compensation and Employers Liability Insurance as required by law.

18.2 Automobile Bodily Injury and Property Damage Liability Insurance. Consultant shall obtain and maintain automobile bodily injury and property damage liability insurance covering automobiles owned by or hired by Consultant with limits of at least $100,000 each occurrence for bodily injury and for property damage.

19. Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or received when delivered personally or forty-eight (48) hours after being mailed, via first class, postage prepaid, to the addresses set forth immediately below of the parties hereto or to such other addresses as either of the parties hereto may from time to time designate in writing to the other party.

SGI: SGI International
1200 Prospect, Suite 325
La Jolla, California 90037
Attn.: Ernest P. Esztergar

Consultant:
ADDRESS
CITY, STATE ZIP

20. Applicable Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

21. Entire Agreement and Amendments. This Agreement constitutes the entire understanding and agreement between the parties relating to the subject matter hereof and supersedes any prior written or oral understanding or agreement between the parties relating to the subject matter hereof. This Agreement shall not be amended, altered, or supplemented in any way except by an instrument in writing, signed by the duly authorized representative of the parties, that expressly references this Agreement.

22. Waivers. The failure or delay of either party to exercise or enforce at any time any of the provisions of this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce each and every provision of the Agreement and shall not otherwise affect the validity of this Agreement.

23. Severability. If any provision of this Agreement is finally determined to be contrary to, prohibited by, or invalid under applicable laws or regulations, such provision shall become inapplicable and shall be deemed omitted from this Agreement. Such determination shall not, however, in any way invalidate the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and in the year first above written.

SGI Consultant

SGI International, a Utah Corporation

By: /s/ Ernest P. Esztergar                            By:
________________________________                       ______________________
Ernest P. Esztergar

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